Exhibit 99.1

Rocket Pharmaceuticals Announces Private Exchange Transaction
Regarding Its Outstanding Convertible Senior Notes due 2021

NEW YORK – June 8, 2020 - Rocket Pharmaceuticals, Inc. (NASDAQ: RCKT) (“Rocket”), a clinical-stage company advancing an integrated and sustainable pipeline of genetic therapies for rare childhood disorders, today announces that on June 5, 2020 it has entered into a privately negotiated agreement (the “Exchange Agreement”) with a holder of its outstanding 5.75% Convertible Senior Notes due 2021 (the “2021 Notes”). Pursuant to the Exchange Agreement, Rocket will exchange $7.5 million aggregate principal amount of the 2021 Notes for (a) $7.5 million aggregate principal amount of its newly issued 6.25% Convertible Senior Notes due 2022 (the “2022 Notes”) (an exchange ratio equal to 1.00 2022 Notes per exchanged 2021 Note) and (b) an amount of cash equal to the accrued and unpaid interest, if any, on the exchanged 2021 Notes from, and including, February 1, 2020, to, but excluding, the closing date of the exchange transactions adjusted to take into account the unearned accrued interest on the 2022 Notes from, and including, February 20, 2020. The exchange transaction is expected to close on or about June 12, 2020, subject to customary closing conditions.

The 2022 Notes to be issued in the exchange transaction will be issued as additional notes pursuant to the indenture, dated as of August 5, 2016, between Rocket and Wilmington Trust, National Association, as trustee, as supplemented by the second supplemental indenture, dated as of February 20, 2020, governing the 2022 Notes, and will constitute the same series of securities as the $39.35 million aggregate principal amount of 2022 Notes issued on February 20, 2020. After giving effect to the issuance of the additional 2022 Notes and the exchange of the 2021 Notes pursuant to the exchange transaction, $46.85 million aggregate principal amount of the 2022 Notes is expected to be issued and outstanding and $5.15 million aggregate principal amount of the 2021 Notes is expected to remain issued and outstanding.

The additional 2022 Notes and any of Rocket’s common stock issuable upon conversion of the additional 2022 Notes have not been registered under the Securities Act of 1933, as amended, or under any state securities laws and may not be offered or sold without registration under, or an applicable exemption from, the registration requirements.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Rocket Pharmaceuticals, Inc.
Rocket Pharmaceuticals, Inc. (NASDAQ: RCKT) (“Rocket”) is advancing an integrated and sustainable pipeline of genetic therapies that correct the root cause of complex and rare disorders. The company’s platform-agnostic approach enables it to design the best therapy for each indication, creating potentially transformative options for patients afflicted with rare genetic diseases. Rocket’s clinical programs using lentiviral vector (LVV)-based gene therapy are for the treatment of Fanconi Anemia (FA), a difficult to treat genetic disease that leads to bone marrow failure and potentially cancer, Leukocyte Adhesion Deficiency-I (LAD-I), a severe pediatric genetic disorder that causes recurrent and life-threatening infections which are frequently fatal, and Pyruvate Kinase Deficiency (PKD) a rare, monogenic red blood cell disorder resulting in increased red cell destruction and mild to life-threatening anemia. Rocket’s first clinical program using adeno-associated virus (AAV)-based gene therapy is for Danon disease, a devastating, pediatric heart failure condition. Rocket’s pre-clinical pipeline program is for Infantile Malignant Osteopetrosis (IMO), a bone marrow-derived disorder. For more information about Rocket, please visit www.rocketpharma.com.

Rocket Cautionary Statement Regarding Forward-Looking Statements
Various statements in this release concerning Rocket’s future expectations, plans and prospects, including without limitation, Rocket’s expectations with respect to the exchange transaction and regarding its guidance for 2020 in light of COVID-19, the safety, effectiveness and timing of product candidates that Rocket may develop, to treat Fanconi Anemia (FA), Leukocyte Adhesion Deficiency-I (LAD-I), Pyruvate Kinase Deficiency (PKD), Infantile Malignant Osteopetrosis (IMO) and Danon Disease, and the safety, effectiveness and timing of related pre-clinical studies and clinical trials, may constitute forward-looking statements for the purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995 and other federal securities laws and are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these forward-looking statements, which often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “will give,” “estimate,” “seek,” “will,” “may,” “suggest” or similar terms, variations of such terms or the negative of those terms. Although Rocket believes that the expectations reflected in the forward-looking statements are reasonable, Rocket cannot guarantee such outcomes. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, Rocket’s ability to monitor the impact of COVID-19 on its business operations and take steps to ensure the safety of patients, families and employees, the interest from patients and families for participation in each of Rocket’s ongoing trials, our expectations regarding when clinical trial sites will resume normal business operations, our expectations regarding the delays and impact of COVID-19 on clinical sites, patient enrollment, trial timelines and data readouts, our expectations regarding our drug supply for our ongoing and anticipated trials, actions of regulatory agencies, which may affect the initiation, timing and progress of pre-clinical studies and clinical trials of its product candidates, Rocket’s dependence on third parties for development, manufacture, marketing, sales and distribution of product candidates, the outcome of litigation, and unexpected expenditures, as well as those risks more fully discussed in the section entitled “Risk Factors” in Rocket’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed May 8, 2020 with the SEC. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and Rocket undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Claudine Prowse, Ph.D.
SVP, Strategy & Corporate Development
investors@rocketpharma.com